BANK INVESTMENT FUND
	CONFLICT OF INTEREST/
	CODE OF ETHICS POLICY

General

      This policy establishes the standards of ethical business behavior and personal conduct for the members of the Board of Directors, officers and employees of the Bank Investment Fund (the ``Corporation`` in accordance with the provisions of Rule 17j-1 under the Investment
Company Act of 1940, as amended.

      Every director, officer and employee of the Corporation shall avoid any situation where their personal interest might conflict with, or even appear to conflict with, the interests of the Corporation and which might affect independent judgment thereon.

      Each director, officer or employee is expected to report promptly to the Chairman of the Board or the President the existence of any relationship or interest which actually or potentially involves, or appears to involve, a conflict of interest. This reporting shall also extend to the general counsel of the Corporation, where applicable.

      Each director, officer or employee shall also comply with all requirements as to disclosure of conflicts of interest imposed by law and by rules and regulations of organizations governing the Corporation`s activities and shall comply with any prohibitions on his/her individual activities if a conflict of interest exists.

      The Corporation, its directors, officers and employees will at all times address their responsibilities with the utmost of integrity and the highest of ethical standards.

Compliance

      The Corporation, through its officers, shall maintain knowledge of and shall comply with all applicable laws, rules and regulations of any government, governmental agency and regulatory organization governing its professional, financial or business activities, as well as with this policy. The primary regulatory agencies would be the Commissioner of Banks for the Commonwealth of Massachusetts (state) and the Securities and Exchange Commission (federal). Additional (secondary) federal and state agencies may, or will, also be applicable in this regard on matters of taxation, labor, etc.

      No officer, director or employee, in accordance with Rule 17j-1, shall: employ any device, scheme or artifice to defraud the Corporation; make any untrue statement of material fact to the Corporation, omit to make or disclose any material fact to the Corporation, or otherwise mislead the Corporation; engage in any act, practice or course of business which operates as a fraud or deceit upon the Corporation; or engage in any manipulative practice with respect to the Corporation.

      No officer, director or employee of the Corporation shall knowingly participate in, or assist, any acts in violation of any applicable law, rule or regulation of any government, governmental





	- 2 -

agency, or regulatory organization governing his/her professional, financial or business activities, nor any act which would violate any provision of this policy.

      No officer, director or employee shall commit a criminal act that, upon conviction, materially reflects adversely on his honesty, trustworthiness or fitness for service to the Corporation, or engage in conduct involving dishonesty, fraud, deceit or misrepresentation.

      The officers of the Corporation shall exercise reasonable supervision over those subordinate employees subject to their control to prevent any violation by such persons of applicable statutes, regulations or provisions of this policy. In so doing, the employee is entitled to rely upon reasonable procedures established by the Corporation.

      A Compliance officer may be designated by the Board of Directors to review and test transactions for compliance with SEC regulations, Massachusetts statute and the corporation`s own policies. An officer of
the corporation or an independent consultant may be designated.   The
compliance officer will report directly to the Board of Directors. Reports of review scope and finding will be presented at Quarterly Board meeting commencing with the December, 2004 meeting. In the event that a material violation is found, the compliance officer should expeditiously communicate such finding to the Board of Directors by telephone, facsimile, e-mail or overnight mail, as appropriate.

Performance Presentation

      No officer, director or employee shall make any statements, orally or in writing, which misrepresent the investment performance that the Corporation (or any of its individual funds) has accomplished or can reasonably be expected to achieve. Every reasonable effort should be made to ensure that such performance information is fair, accurate and complete.

      The Corporation will, at all times, comply with disclosure requirements of the SEC, especially as they relate to yields and total returns.

Outside Employment

      No officer or employee shall undertake independent employment which could result in compensation or other benefit in competition with the Corporation unless he has received written consent from both the Corporation and the person for whom he undertakes independent employment, except to the extent that such officer or employee is employed by The Co-operative Central Bank. (This section would apply for a term of one year following employment termination with the Corporation.)

Professional Conduct

      Directors, officers and/or employees shall preserve the confidentiality of any information that he/she may receive in the normal course of the Corporation`s business which may be deemed insider or confidential. In protecting the privacy of investors` account information, the directors, officers and/or employees shall not share any non-public information concerning our investor banks with any other party except as necessary to process transactions or service accounts. Questions on confidentiality may be directed to the President or Corporate Counsel.
-3-

      Directors, officers and/or employees shall use care and good judgment to achieve and maintain corporate independence and objectivity.

      Directors, officers and/or employees shall use care and good judgment in determining applicable fiduciary duty and shall comply with such duty as is owed.



      Directors, officers or employees shall not accept gifts from service providers whose value exceeds $100 without disclosure to and agreement of management.

      No director, officer or employee shall offer to pay, pay, offer to accept or accept any compensation, fee or other benefit for investment transactions, goods or services.

Personal Securities Transaction Reporting

      Access persons will provide an initial listing to the review officer, no later than ten days after becoming an access person, of any personal securities holdings which are ``covered securities``, as defined in Section 2(a)(36) of the Investment Company Act of 1940. Within ten days after the end of each quarter thereafter, a report (in the form of Exhibit A) must be submitted to the review officer reporting certain securities transactions (reportable) for the quarter then ended. The report should include the name of the security, quantity, date of transaction, whether the security was purchased or sold, the price, and the name of the broker-dealer through which the transaction was performed. Reports need not include mutual fund transactions, money market instruments, direct obligations of the United States or of a U.S. government agency, purchase or sale of securities affected in any account over which you or members of your immediate family residing with you have no direct or indirect influence or control, automatic dividend reinvestment, rights and tenders of securities owned, options or futures on broad-based stock indexes (e.g., the S&P
500), gifts or bequests of securities (if these securities are later sold, the restricted list and reporting requirements could apply), or commodities.
Each quarterly submission should include a statement indicating the individual`s continuing compliance with policy. Quarterly reportable security transactions are all securities except for the exempt categories indicated above. An alternate review officer would receive and review the quarterly reports required hereunder from the review officer; he/she may also receive and review reports of other officers in the absence of the review officer.

      The approved list securities (restricted transactions securities) will be continuously maintained by the Corporation and copies of the list will be provided to access persons at quarter end. Additional interim copies of the list will be provided upon request.

Access persons are restricted from making any purchases or sales of securities on the approved securities list (restricted transaction securities) within 15 days following the initial approved listing or within 15 days following the purchase or sale of such listed security by the Corporation. Access persons should also seek to avoid purchases and sales of such securities within 15 days prior to any purchases and sales of such securities by the Corporation. Access persons are encouraged to contact the review officer for pre-approval of any individual proposed purchases and sales of such securities.

      Any questions on reporting or restrictions may be directed to the review officer and/or corporate counsel.







	- 4 -
Review of Reports

      The review officer shall compare the reported personal securities transactions of each access person with portfolio transactions of the Corporation to determine whether any transactions that violate this Code may have occurred. In the case of reports of personal securities transactions of the review officer, the alternate review officer shall perform such comparison. Before making any determination that a violation has been committed by any access person, the review officer (or alternate review officer, as the case may be) shall provide such access person an opportunity to supply additional explanatory material for the purposes of demonstrating that such transactions did not violate this Code.

      On an annual basis, the review officer shall prepare for the Board of Directors a summary of the level of compliance by all access persons with this Code during the previous year, including without limitation the percentage of reports timely filed and the number and nature of all material violations. Also on an annual basis, the review officer shall prepare a report identifying any recommended changes to existing restrictions or procedures based upon the Corporation`s experience under this Code, evolving industry practices and developments in applicable laws or regulations. The alternate review officer shall prepare reports with respect to compliance by the review officer.

      All reports of securities transactions and any other information filed with the review officer pursuant to this Code shall be treated as confidential, except that reports of securities transactions hereunder will be made available to the Commission or any other regulatory or self-regulatory organization to the extent required by law or regulation or to the extent the Corporation considers necessary or advisable in cooperating with an investigation or inquiry by the Commission or any other regulatory or self-regulatory organization.

Sanctions

      Sanctions for violation of this Code include, but are not limited to, one or more of the following: removal or suspension from office, termination of employment, a letter of censure and/or restitution to the Corporation of an amount equal to the advantage that the offending person gained by reason of such violation. In addition, as part of any sanction, the access person may be required to reverse the trade(s) at issue and forfeit any profit or absorb any loss from the trade. It is noted that violations of this Code by an access person may also result in criminal prosecution or civil action.


Communication   Suspected Wrongdoing

	Any officer, employee or other person who suspects any instances of wrongdoing by the corporation, its officer(s) or its employee(s) should not hesitate to communicate such suspicious activity or event to either internally:

	William Casey, President
	Phillip Kimball, Comptroller and Compliance Officer



-5-
At the Corporation offices:

	75 Park Plaza
	Boston, MA  02116-3934

By telephone:

	617-695-0415

By Fax:

	617-695-1464

By e-mail:

	wcasey@bankinvestmentfund.com
	pkimball@bankinvestmentfund.com

Or externally to:

	 Robert Terravecchia
	 Chairman of the Audit Committee

Address:

      Weymouth Bank
	744 Broad Street
	East Weymouth, MA  02189-0004

By Telephone:

	781-337-8000

By Fax:

	781-340-0522

Special Note:

		Persons are encouraged to timely report any suspicious activity and will be protected from any retaliation for making such a report.



Definitions

      As used herein, the following terms shall have the following meaning:

      ``Access person`` with respect to the Corporation shall mean all officers who participate in the daily operations of the Corporation.
						     -6-

      ``Compliance Officer`` shall mean the officer of the corporation or independent consultant designated from time to time to review and test transactions for compliance with SEC regulations, Massachusetts statute and the corporation`s policies.

      ``Review officer`` shall mean the officer of the Corporation designated from time to time to receive and review reports of purchases and sales by access persons.

      ``Alternate review officer`` shall mean the officer of the Corporation designated from time to time to receive and review reports of purchases and sales by the review officer and who shall act in all respects in the manner prescribed herein for the review officer.

      ``Security`` shall have the same meaning as that set forth in Section 2(a)(36) of the Investment Company Act (in effect, all securities), except that it shall not include securities issued by the Government of the United States or an agency thereof within the meaning of Section 2(a)(16) of the Investment Company Act, bankers` acceptances, bank certificates of deposit, commercial paper, shares of registered open-end investment companies and options on broad based market indices.

Responsibility

      The primary accountability and responsibility for the Code of Ethics and Conflict of Interest policy rests with each individual director, officer and employee, and is demonstrated best by example what compliance with this policy means.





















ADOPTED: 9/18/97
LAST AMENDED:  9/25/03
REVIEWED AND APPROVED BY A VOTE OF THE BOARD OF
DIRECTORS OF THE BANK INVESTMENT FUND ON THE 16TH
DAY OF SEPTEMBER 2004.